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                                                                    EXHIBIT 10.1

           POLYONE CORPORATION SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

1. PURPOSE. The PolyOne Corporation Senior Executive Annual Incentive Plan (the "PolyOne SEAIP") has been established to provide opportunities to certain key executive personnel of PolyOne Corporation (the "Company") to receive incentive compensation as a reward for high levels of performance above the ordinary performance standards compensated by base salary, and for their contributions to strong performance of the Company. The PolyOne SEAIP is designed to provide a competitive level of performance-based incentive compensation when all relevant performance objectives are achieved. This PolyOne SEAIP is intended to replace the existing Senior Executive PolyOne Annual Incentive Plan that was last approved by the shareholders of The Geon Company, the Company's predecessor, on April 19, 2000.

2. ADMINISTRATION. The PolyOne SEAIP will be administered by the Compensation and Governance Committee of the Board of Directors of the Company (the "Committee"). The Committee is authorized to interpret the PolyOne SEAIP and to establish and maintain guidelines necessary or desirable for the administration of the PolyOne SEAIP. Decisions and determinations of the Committee shall be binding on all persons claiming rights under the PolyOne SEAIP. The Committee may delegate to the Chief Executive Officer or other officers, subject to such terms as the Committee shall determine, authority to perform certain functions, including administrative functions, except that the Committee shall retain exclusive authority to determine matters relating to awards to the Chief Executive Officer and other key executive personnel that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

3.          ELIGIBILITY.

      (a) Participation in the PolyOne SEAIP will be limited to those key executive personnel selected by the Committee who have the potential to influence significantly and positively the performance of the Company.

      (b) To be eligible for participation in any particular year during the term of the PolyOne SEAIP (a "Plan Year"), a key executive must have assumed the duties of an incentive-eligible position and have been selected for participation in the PolyOne SEAIP within 90 days after the commencement of the applicable Plan Year. The foregoing and other provisions of the PolyOne SEAIP notwithstanding, the Committee may select any eligible employee who the Committee determines is not a "covered employee" in a given Plan Year to receive an award under the PolyOne SEAIP without complying with the timing and other limitations set forth in Sections 3(b), 4(b), 5 and 8(b). The Committee may also make awards to newly hired or newly promoted executives without compliance with such timing and other limitations, which awards may be based on performance during less than the full Plan Year. For purposes of the PolyOne SEAIP, a "covered employee" means an officer who the Committee deems likely to have compensation for the Plan Year which would be non-deductible by the

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            Company under Code Section 162(m) if the Company did not comply with the provisions of Code Section 162(m) and the regulations thereunder with respect to such compensation.

4.          TARGET AWARD LEVELS.

      (a) For each Plan Year, each participant will be assigned a target level of incentive opportunity ("Incentive Percentage"), stated as a percentage of base salary, that will be available to the participant upon achievement of the Performance Targets (as hereinafter defined) for the respective Performance Measures (as hereinafter defined) for the applicable Plan Year. The maximum award that will be available to a participant is 200% of the participant's target level of incentive opportunity. In the case of a covered employee, unless the Committee specifies a separate maximum award amount that may be earned, the base salary upon which the Incentive Percentage is based will be that in effect at the time the Committee establishes the Incentive Percentage.

      (b) Each participant's Incentive Percentage for each Plan Year will be approved by the Compensation Committee within 90 days after the commencement of the applicable Plan Year. In determining the applicable Incentive Percentage other than for the Chief Executive Officer, the Committee will consider the recommendations of the Chief Executive Officer of the Company.

5.          PERFORMANCE MEASURES AND TARGETS

      (a) Within 90 days after the commencement of each applicable Plan Year, the Committee shall determine the performance goal targets ("Performance Targets") applicable to the measures of Company and/or business unit performance ("Performance Measures") which must be achieved in order for awards to be paid under the PolyOne SEAIP. If the Committee so determines, a Performance Target may include a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Performance Target. The Committee may determine that only the threshold level relating to a Performance Measure must be met for awards to be paid under the Plan, and if multiple Performance Measures are selected for any Plan year, that awards will be paid under the Plan upon achievement of threshold levels of one or more of the specified Performance Measures. The Performance Measures may be made relative to the performance of other companies. The Performance Measures will include one or more of the following, as determined by the Committee for each Plan Year:

            (i) PROFITS (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings -- these profitability metrics could be measured before special items and/or subject to GAAP definition);

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            (ii)  CASH FLOW (e.g., EBITDA, operating cash flow, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

            (iii) RETURNS (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

            (iv) WORKING CAPITAL (e.g., working capital divided by sales, days' sales outstanding, days' sales inventory, and days' sales in payables);

            (v) PROFIT MARGINS (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

            (vi) LIQUIDITY MEASURES (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

            (vii) SALES GROWTH, COST INITIATIVE AND STOCK PRICE METRICS (e.g.,
                  revenues, revenue growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

            (viii)STRATEGIC INITIATIVE KEY DELIVERABLE METRICS consisting of one or more of the following: product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

      The foregoing terms shall have any reasonable definitions that the Committee may specify.

      (b) If more than one Performance Measure is selected by the Committee for a Plan Year, the Performance Measures will be weighted by the Committee to reflect their relative importance to the Company in the applicable Plan Year. The weightings of the Performance Measures shall also be determined by the Committee within 90 days after the commencement of each applicable Plan Year.

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6.          CERTIFICATION OF ACHIEVEMENT. Promptly following the end of each
      Plan Year the Committee will meet to certify achievement by the Company of the Performance Targets for the applicable Plan Year and, if such goals have been achieved, to review management recommendations and approve actual awards under the PolyOne SEAIP. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to payout of each award granted to a covered employee, that the Performance Targets relating to the award and other material terms of the award upon which payout was conditioned have been satisfied.

7. DETERMINATION OF AWARDS. The amount of incentive awards available for payment to a participant under the PolyOne SEAIP will be the product of the participant's salary and the Incentive Percentage, adjusted to reflect the weightings, if any, assigned to the Performance Measures with respect to which the Performance Targets were met and further adjusted, in the case of any Performance Target for which the Committee determined more than one level or range of performance, to reflect the level or range of performance achieved; provided that the maximum annual dollar award (after giving effect to the 25% premium for restricted share deferrals provided for in Section 8) paid to any participant for any one Plan Year will be $2,000,000. No awards will be paid under the PolyOne SEAIP if none of the Performance Targets is achieved. Notwithstanding the amount of any available incentive award under the PolyOne SEAIP, the Committee may, in its discretion, reduce or eliminate the amount of any incentive award actually paid to a participant based on individual performance or otherwise. In no event may the Committee increase the amount of the maximum available incentive award (as described in Section 4(a) above) to a covered employee provided for under the PolyOne SEAIP.

8.          PAYMENT OF AWARDS.

      (a) Awards will be paid as soon as practicable after approval by the Committee, but not later than 75 days after the end of the Plan Year to which the awards relate.

      (b) The Committee may determine, within 90 days after the commencement of the applicable Plan Year, that all or a portion of the participant's award will be paid in the form of restricted shares or share equivalent units. If permitted by the Committee, participants will also have the opportunity to elect, within 120 days after the commencement of the applicable Plan Year, additional optional deferrals so that they may receive up to 100% of their award, if any, as restricted shares or share equivalent units.

      (c) Any award paid as restricted shares or share equivalent units will be enhanced with a 25% "premium" (i.e., for every $100 deferred, the participant will receive $125 in restricted shares or share equivalent units). Any grants of restricted shares or share equivalent units will be made under PolyOne's current equity plan. Restrictions on the restricted shares or share equivalent units will be determined by the Committee at the time awards are approved in accordance with the provisions of the equity plan of the Company under which the shares are awarded. The number of restricted shares to be delivered or share equivalent

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            units to be credited to a participant in respect of his or her incentive award under the PolyOne SEAIP shall be determined by dividing the dollar amount of the incentive award (after giving effect to the 25% premium) under the PolyOne SEAIP by the fair market value of one common share of the Company on the first business day of the year immediately succeeding the Plan Year in respect of which the incentive award is made.

      (d) For purposes of the PolyOne SEAIP, fair market value of one share shall be the mean of the high and low prices of the Company's common shares on the relevant date (or, if no sale was made on such date, then on the next preceding date on which such a sale was made) on the composite tape reporting transactions in securities listed on The New York Stock Exchange. If the Company's common shares are not listed on The New York Stock Exchange, the fair market value of one share of stock shall be as determined by the Committee.

      (e) Any portion of a participant's award not paid as restricted shares or share equivalent units will be paid in cash. Other provisions of this Section 8 notwithstanding, the Committee may determine to pay out all or any portion of the award that otherwise would be payable as restricted shares or share equivalent units in cash (without payment of any "premium") in any circumstance deemed appropriate by the Committee.

9.          OTHER PROVISIONS.

      (a) No awards under the PolyOne SEAIP are to be considered earned until received.

      (b) Awards to participants who serve in incentive-eligible positions for less than a full year, or who within a year serve in two or more positions that are of significantly different size, may be adjusted on a pro rata basis.

10.         PAYMENT UPON CHANGE IN CONTROL.

      (a) Unless otherwise provided in an individual agreement between the Company and a participant, within five days following the occurrence of a "Change in Control" (as defined in Attachment A hereto), the Company shall pay to each participant an interim lump-sum cash payment (the "Interim Payment") with respect to his or her participation in the PolyOne SEAIP. The amount of the Interim Payment shall equal the product of the number of months, including fractional months, that have elapsed until the occurrence of the Change in Control in the calendar year in which the Change in Control occurs and one-twelfth of the target level of incentive opportunity under the PolyOne SEAIP for the participant in effect prior to the Change in Control for the calendar year in which the Change in Control occurs.

      (b) The Company will retain the obligation to make a final payment under the terms of the PolyOne SEAIP (if earned), but any Interim Payment made shall be offset against any later payment required to be made under the terms of the PolyOne SEAIP for the Plan Year in which a Change in Control occurs. In no event shall

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            any participant be required to refund to the Company, or have offset against any other payment due any participant from or on behalf of the Company, all or any portion of the Interim Payment.

11.         AMENDMENT; TERM OF THE POLYONE SEAIP.

      (a) The PolyOne SEAIP may be amended by the Committee to the extent required in order to comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder regarding "performance-based" compensation.

      (b) To the extent applicable, it is intended that the PolyOne SEAIP, and any grants of restricted shares or share equivalent units referenced in Section 8, comply with the provisions of Section 409A of the Code. The PolyOne SEAIP, and the agreements relating to any grants of restricted shares or share equivalent units referenced in Section 8, shall be administered in a manner consistent with this intent, and any provision that would cause the PolyOne SEAIP or such agreements to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of participants).

      (c) The PolyOne SEAIP will, subject to shareholder approval at the 2005 Annual Meeting, be effective for the Plan Year beginning January 1, 2006, and will remain in effect thereafter until terminated by the Committee.

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                                  ATTACHMENT A

                 SENIOR EXECUTIVE POLYONE ANNUAL INCENTIVE PLAN

                        DEFINITION OF "CHANGE IN CONTROL"

      For purposes of the Senior Executive PolyOne Annual Incentive Plan, "Change in Control" shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company,
      (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of sub-paragraph
      (iii) below; provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Outstanding Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 20% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person's acquisition; or

(ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person

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      other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation ("Business Combination") excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities,
      (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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